HEI Exhibit 12.1 (page 1 of 2)

Hawaiian Electric Industries, Inc. and Subsidiaries

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(unaudited)

	Nine months ended September 30
(dollars in thousands)	2005 (1)	2005 (2)	2004 (1)	2004 (2)
Fixed charges
Total interest charges (3)	$108,874	$146,706	$112,523	$147,857
Interest component of rentals	3,070	3,070	2,889	2,889
Pretax preferred stock dividend requirements of subsidiaries	2,233	2,233	2,244	2,244

Total fixed charges	$114,177	$152,009	$117,656	$152,990

Earnings
Pretax income from continuing operations	$142,118	$142,118	$163,407	$163,407
Fixed charges, as shown	114,177	152,009	117,656	152,990
Interest capitalized	(1,460)	(1,460)	(2,236)	(2,236)

Earnings available for fixed charges	$254,835	$292,667	$278,827	$314,161

Ratio of earnings to fixed charges	2.23	1.93	2.37	2.05

	Years ended December 31
(dollars in thousands)	2004 (1)	2004 (2)	2003 (1)	2003 (2)	2002 (1)	2002 (2)
Fixed charges
Total interest charges (3)	$142,779	$189,963	$138,808	$192,616	$151,543	$225,174
Interest component of rentals	3,935	3,935	4,214	4,214	4,501	4,501
Pretax preferred stock dividend requirements of subsidiaries	2,956	2,956	3,082	3,082	3,069	3,069
Preferred securities distributions of trust subsidiaries	—	—	16,035	16,035	16,035	16,035

Total fixed charges	$149,670	$196,854	$162,139	$215,947	$175,148	$248,779

Earnings
Pretax income from continuing operations	$200,219	$200,219	$182,415	$182,415	$181,909	$181,909
Fixed charges, as shown	149,670	196,854	162,139	215,947	175,148	248,779
Interest capitalized	(2,542)	(2,542)	(1,914)	(1,914)	(1,855)	(1,855)

Earnings available for fixed charges	$347,347	$394,531	$342,640	$396,448	$355,202	$428,833

Ratio of earnings to fixed charges	2.32	2.00	2.11	1.84	2.03	1.72

See notes on page 2 of 2.

HEI Exhibit 12.1 (page 2 of 2)

Hawaiian Electric Industries, Inc. and Subsidiaries

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(unaudited)

(continued)

	Years ended December 31
(dollars in thousands)	2001 (1)	2001 (2)	2000 (1)	2000 (2)
Fixed charges
Total interest charges (3)	$175,780	$292,311	$196,980	$316,172
Interest component of rentals	4,268	4,268	4,332	4,332
Pretax preferred stock dividend requirements of subsidiaries	3,069	3,069	3,109	3,109
Preferred securities distributions of trust subsidiaries	16,035	16,035	16,035	16,035

Total fixed charges	$199,152	$315,683	$220,456	$339,648

Earnings
Pretax income from continuing operations	$165,903	$165,903	$170,495	$170,495
Fixed charges, as shown	199,152	315,683	220,456	339,648
Interest capitalized	(2,258)	(2,258)	(2,922)	(2,922)

Earnings available for fixed charges	$362,797	$479,328	$388,029	$507,221

Ratio of earnings to fixed charges	1.82	1.52	1.76	1.49

(1)	Excluding interest on ASB deposits.
(2)	Including interest on ASB deposits.
(3)	Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.

For purposes of calculating the ratio of earnings to fixed charges, “earnings” represent the sum of (i) pretax income from continuing operations (before adjustment for undistributed income or loss from equity investees) and (ii) fixed charges (as hereinafter defined, but excluding capitalized interest). “Fixed charges” are calculated both excluding and including interest on ASB’s deposits during the applicable periods and represent the sum of (i) interest, whether capitalized or expensed, but excluding interest on nonrecourse debt from leveraged leases which is not included in interest expense in HEI’s consolidated statements of income, (ii) amortization of debt expense and discount or premium related to any indebtedness, whether capitalized or expensed, (iii) the estimate of the interest within rental expense, (iv) the non-intercompany preferred stock dividend requirements of HEI’s subsidiaries, increased to an amount representing the pretax earnings required to cover such dividend requirements and (v) in 2003 and prior years when the trust subsidiaries were consolidated, the preferred securities distribution requirements of trust subsidiaries.